Spirit Airlines Announces Sale of
Common Stock by Oaktree

Miramar, Florida (July 31, 2012) - Spirit Airlines, Inc. (Nasdaq: SAVE) announced today the public offering of 9,394,927 shares of common stock by certain existing stockholders affiliated with Oaktree Capital Management, L.P. (“Oaktree”). Upon completion of the offering, investment funds affiliated with Oaktree will own no shares of common stock of Spirit Airlines. The company will not receive any proceeds from this offering. Deutche Bank Securities is acting as the sole underwriter for the offering.
A shelf registration statement on Form S-3 together with an accompanying base prospectus relating to the offering was filed with the Securities and Exchange Commission (the “SEC”) and became effective. A final prospectus supplement describing the terms of the offering will be filed with the SEC and, when available, may be obtained from the SEC's website at www.sec.gov or from Deutsche Bank Securities, Attn.: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, Telephone (800) 503-4611 or by e-mail at prospectus.CPDG@db.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Investor Relations Contact:
DeAnne Gabel
Director Investor Relations
InvestorRelations@spirit.com
(954) 447-7920

Media Contact:
Misty Pinson
Director Corporate Communications
misty.pinson@spirit.com
(954) 628-4827/cell (954) 918-9432